BlackRock Liquidity 10.31.2013 Annual N-SAR
EXHIBIT 77Q3:
Because the electronic format for filing Form NSAR does not provide adequate space for responding to Item 22C correctly, the correct answer is as follows:

Item 22A - Deutsche Bank Securities Inc.

Item 22B - 13-2730828

Item 22C - 1,213,418,625

Item 22D - 5,806,427